UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/01/2006

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of principal executive offices, including zip code)

949-399-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On April 25, 2006, we entered into employment agreements, effective May 1, 2006, with Alan P. Niedzwiecki, our President and Chief Executive Officer, and Dale L. Rasmussen, our Chairman of the Board. Mr. Niedzwiecki's agreement will replace his existing employment agreement. Mr. Rasmussen's employment agreement will replace his existing consulting agreement. The material terms of each of these agreements are described below.

On April 25, 2006, the Compensation Committee of our board of directors approved discretionary performance bonus payments, effective May 1, 2006, in the amount of $75,000 to each of Alan P. Niedzwiecki, our President and Chief Executive Officer, Jeffrey P. Beitzel, our Chief Operating Officer, and Dale L. Rasmussen, our Chairman of the Board; $50,000 to W. Brian Olson, our Chief Financial Officer; $25,000 to Kenneth R. Lombardo, our General Counsel and Vice President of Legal; $20,000 to each of Michael H. Schoeffler, President of Tecstar Automotive Group, Richard C. Anderson, Executive Vice President of Product Engineering for Tecstar Automotive Group, Douglass C. Goad, Executive Vice President OEM Business Unit for Tecstar Automotive Group, Joseph E. Katona III, Chief Financial Officer of Tecstar Automotive Group, and Bradley J. Timon, our Controller; and $10,000 to Glenn Moffett, our Vice President and General Manager.

The employment agreements provide for a base salary of $725,000 for Mr. Niedzwiecki and $600,000 for Mr. Rasmussen, which amounts are subject to review and approval by our Compensation Committee on an annual basis. Each of the employees are eligble for: (i) the same fringe benefits that we generally make available to our executive officers, (ii) term life insurance of at least $1,000,000 and supplemental long-term disability coverage, (iii) personal umbrella insurance coverage of at least $10,000,000, (iv) four weeks paid vacation per year, (iv) paid sick leave, (v) the choice of the use of a company owned or leased vehicle or a car allowance of $1,000 per month. In addition, each employee will be eligible to participate in each incentive compensation plan that the company adopts and offers to its executive officers from time to time including, cash bonus and stock based incentive awards.

The employment agreements do not provide for a specific term of employment. Rather, either the company or the employee can terminate the agreement for any reason upon thirty days prior written notice. Also, the company may terminate the agreement effective immediately for cause.

Subject to certain terms and conditions described in the employment agreement, if the company terminates the employee's employment for any reason other than cause, then the employee is entitled to receive the following severance benefits: (i) a lump sum cash payment equal to two times the employee's base salary, (ii) continuation of medical benefits and term life insurance for a period of two years, (iii) accelerated vesting of all outstanding stock options and other incentive compensation awards, and (iv) limited tax gross up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code. The foregoing severance benefits will not be provided if the employee's employment is terminated by the company for cause or if the employee voluntarily terminates his employment without good reason.

The foregoing descriptions of the employment agreemnets are qualified by reference to the complete terms of those agreements, copies of which are filed herewith as Exhibit 10.1 and 10.2.

Item 1.02.    Termination of a Material Definitive Agreement

In connection with the execution of the employment agreement described above, effective May 1, 2006, the company and Dale L. Rasmussen mutually agreed to terminate the consulting agreement between the company and Mr. Rasmussen dated May 5, 2005. The consulting agreement by its terms was scheduled to terminate on May 5, 2006.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits

10.1 Amended and Restated Employment Agreement dated May 1, 2006, by and between Quantum Fuel Systems Technologies Worldwide, Inc. and Alan P. Niedzwiecki.

10.2 Employment Agreement dated May 1, 2006, by and between Quantum Fuel Systems Technologies Worldwide, Inc. and Dale L. Rasmussen.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC

Date: May 01, 2006	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Employment Agreement for Alan P. Niedzwiecki
EX-10.2	Employment Agreement for Dale L. Rasmussen